Exhibit 10.29
*** Where this marking appears throughout this Exhibit 10.29, information has been omitted pursuant to a request for confidential treatment and such information has been filed with the Securities and Exchange Commission separately.
OWNER OPERATED STORAGE, THROUGHPUT
AND HANDLING AGREEMENT NO. 2019-00069

This Owner Operated Storage, Throughput and Handling Agreement No. 2019-00069 (“Agreement”) is entered into effective as of January 1, 2019 (“Commencement Date”), by and between BKEP Materials, L.L.C., a Texas limited liability company (“BKEP Materials”), BKEP Asphalt, L.L.C., a Texas limited liability company (“BKEP Asphalt” and together with BKEP Materials, “Owner”), and Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Customer”). Owner and Customer are sometimes referred to individually as “Party” and collectively as the “Parties”.

R E C I T A L S

WHEREAS, Owner owns and operates certain petroleum storage terminals; and

WHEREAS, Owner and Customer are parties to that certain Storage and Handling Agreement dated as of November 1, 2009, as amended (the “P33 Agreement”) which agreement is terminated and superseded by this Agreement; and

WHEREAS, Owner desires to provide certain services to Customer for Customer’s Product (as defined below) and Customer desires to receive said services on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, the Parties agree to the following terms and conditions.

Section 1.    Definitions.

In this Agreement, unless the context requires otherwise, the terms defined in the preamble have the meanings indicated and the following terms will have the meanings indicated below:

“Abatement Costs” has the meaning assigned to such term in Section 5.10.

“Abatement Equipment” has the meaning assigned to such term in Section 5.10.

“Affiliate” means, in relation to a Party, any Person that (i) directly or indirectly controls such Party, (ii) is directly or indirectly controlled by such Party or (iii) is directly or indirectly controlled by a Person that directly or indirectly controls such Party. For this purpose, “control” of any entity or Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of a majority of equity interests or voting power or control in fact of the entity or Person or otherwise. For the purposes of this Agreement, however, Blueknight Energy Partners, L.P. and each of its subsidiaries, either direct or indirect, shall not be considered the Affiliate of Lessee and any of Lessee’s other Affiliates.

“Applicable Law” means (i) any law, statute, regulation, rule, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, or decree of any Governmental Authority and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement by any Governmental Authority, in each case applicable to either Party and as amended or modified from time to time.

“Bankrupt” means a person or entity that (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) causes or is subject to any event which, under Applicable Law, has an analogous effect to any of the events specified in clauses (i) through (vii) above, inclusive, or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the foregoing acts.

“Barrel” means forty-two (42) Gallons.

“BOL” has the meaning assigned to such term in Section 7.2.

“Business Day” means a twenty-four (24) hour period ending at 5:00 p.m., at the prevailing time in the Central Time Zone, on a weekday on which banks are open for general commercial business in Oklahoma City.

“Commencement Date” has the meaning assigned to such term in the Preamble.

“Confidential Information” has the meaning assigned to such term in Section 20.1.

“Contract Year” means a period of 365 consecutive days commencing on the Commencement Date and each successive period of 365 consecutive days during the Term of this Agreement with the exception of any Contract Year in which February has 29 days when the period will be 366 consecutive days.
“Cost” has the meaning assigned to such term in Section 10.1.

“Default” or “Event of Default” has the meaning indicated in Section 16.1.

“Defaulting Party” has the meaning indicated in Section 16.2.

“Disclosing Party” has the meaning assigned to such term in Section 21.1.

“Force Majeure” means (i) strikes, lockouts or other industrial disputes or disturbances, (ii) acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, thefts, insurrections, riots, civil disturbances or sabotage, (iii) acts of nature, landslides, severe lightning, earthquakes, fires, tornadoes, hurricanes, storms, and warnings for any of the foregoing which may necessitate the precautionary shut-down of pipelines, trucks, docks, loading and unloading facilities storage tanks or other related facilities, floods, washouts, freezing of machinery, equipment, or lines of pipe, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, tidal waves, perils of the sea and other adverse weather conditions or unusual or abnormal conditions of the sea or other water, (iv) arrests and restraints of, or other interference or restrictions imposed by, governments (either federal, state, civil or military and whether legal or de facto or purporting to act under some constitutions, decree, law or otherwise), necessity for compliance with any court order, or any law, statute, ordinance, regulation, or order promulgated after the Effective Date by a Governmental Authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization, (v) epidemics or quarantine, explosions, electric power shortages, (vi) breakage or accidents to equipment, machinery, plants, facilities, lines of pipe or trucks or vessels, which were not reasonably foreseeable and which were not within the control of the Party claiming suspension of its obligations under this Agreement pursuant to Section 11 and which by the exercise of reasonable due diligence such Party is unable to prevent or overcome or (vii) or any other causes, whether of the kind enumerated above or otherwise, which were not reasonably foreseeable, and which are not within the control of the Party claiming suspension of its obligations under this Agreement pursuant to Section 11 and which by the exercise of reasonable due diligence such Party is unable to prevent or overcome. Such term will likewise include, in those instances where either Party is required to obtain servitudes, rights-of-way, grants, permits, or licenses to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way grants, permits or licenses, and in those instances where either Party is required to furnish materials and supplies for the purpose of constructing or maintaining facilities to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies. If Owner or Customer is claiming a suspension of its obligations under this Agreement pursuant to Section 11, any of the above listed events or circumstances will constitute an event of Force Majeure upon the first occurrence of the event or circumstance.

“Gallon” means a U.S. gallon of 231 cubic inches corrected to 60 degrees Fahrenheit.

“Governmental Authority” means any foreign or U.S. federal, state, regional, local or municipal governmental body, agency, instrumentality, board, bureau, commission, department, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor.

“Indemnified Party” has the meaning assigned to such term in Section 20.1.

“Indemnifying Party” has the meaning assigned to such term in Section 20.1.

“Independent Inspector” means a licensed Person who performs sampling, quality analysis and quantity determination of the Product received or delivered.

“Initial Term” has the meaning indicated in Section 3.

“Interest Rate” means the one-Month London Interbank Offered Rate.

“Liability” means any obligation, liability, charge, deficiency, assessment, interest, penalty, judgment, award, cost or expense of any kind (including reasonable attorneys’ fees, other fees, court costs and other disbursements). The term also includes any liability that directly or indirectly arises out of or is related to any claim, proceeding, judgment, settlement or judicial or administrative order made or commenced by any Third Party or Governmental Authority.

“Loading Facilities” has the meaning indicated in Section 5.2.

“Month” means a calendar month.

“Out of Service Shell Barrel Fee Reduction” has the meaning assigned such term in Section 5.6.

“Out of Service Storage Tank” has the meaning assigned such term in Section 5.6.

“Product” means the particular stored, received, delivered feedstocks, raw materials, and finished products identified in Attachment B.

“Product Loss” means any loss of or damage to Product, including contamination, while Product is in the custody of Owner, and which is caused by the failure of Owner to use generally accepted terminalling practices in the handling, testing, or storage of Product, provided, however, that Product Loss shall not include the result of loss of or damage to Product (i) directly resulting from an event of Force Majeure, (ii) caused by the act or omission of Customer, (iii) due to normal Product evaporation, shrinkage, clingage, (iv) Product measurement inaccuracies within tolerance acceptable under current industry practices (including by way of example, measurement tolerances of weigh scales, flow meters, and level indicators) or as provided for in Section 7.2 or (v) any other loss for any reason whatsoever, provided such loss pursuant to clauses (iii), (iv) and (v) does not exceed *** percent (***%) ("Volumetric Deduction") of Product received by Owner at the Terminal during the term of this Agreement. If Product Loss exceeds *** percent (***%) of Customer’s Product received by Owner at the Terminals, Owner shall only be responsible for the amount in excess of *** percent (***%). Owner shall be accountable for the delivery of that quantity of Product accepted for receipt at the Terminals after the Volumetric Deduction above above for actual losses. Losses shall be calculated and reported on a monthly basis. Owner, at its option, shall either replace or pay the Customer the actual laid in cost for losses in excess of the loss allowance. For the purposes hereof, actual laid in costs of the Product means the costs incurred by Customer to place Product at the Terminals, including the invoice price, freight, and state and local taxes, if any. If freight costs incurred is not specifically identified for a particular Product or known for a published freight cost point to the Terminals, then the parties agree to mutually work to account for comparable freight costs with other comparable transactions and comparable geographic markets. Settlement will be made at the expiration of the Term of this Agreement.

“Receiving Party” has the meaning assigned to such term in Section 21.1.

“Scheduling Notice” has the meaning assigned to such term in Section 5.3.

“SDS” means a safety data sheet.

“Services” has the meaning assigned to such term in Section 2.2.

“Specifications” means the Product specifications set forth in Attachment B and any additional specifications set forth in a Scheduling Notice.

“Storage Fee” has the meaning assigned to such term in Attachment A.

“Storage Tanks” means those asphalt cement storage tanks listed on Attachment A that are located at the Terminal and used to provide the terminalling and storage services to Customer pursuant to this Agreement.

“Temporary Event” has the meaning assigned to such term in Section 5.1.

“Term” has the meaning indicated in Section 3.

“Terminal” has the meaning indicated in Attachment A.

“Third Party” means any entity other than Owner, Customer or their Affiliates.

“Third Party Claim” has the meaning assigned to such term in Section 19.3.

“Ton” means a U.S. short ton of 2,000 pounds.

“Volumetric Deduction” has the meaning assigned to such term in the definition of “Product Loss” above.

Section 2.    Facilities, Services, Statements, Invoices, Documents and Records. Subject to Terminal capabilities existing as of the Commencement Date:

2.1    Owner agrees to provide an area for the purpose of loading or unloading Product and the Storage Tanks for storage of Customer’s Product. Owner further agrees to provide terminal and related facilities required to perform all Services to be provided by Owner herein. All such facilities are to be maintained in good working order by Owner at its own cost and expense at all times during the Term of this Agreement.

2.2    Owner will provide to or for Customer the following storage and terminalling services related to the receipt of Product at the Terminal and to the storage, terminalling, and delivery of Product into and out of the Terminal (collectively, the “Services”):

(a)    receive and unload all Product delivered by barge, truck, or rail, as applicable, by or on behalf of Customer, to the Terminal from time to time during the Term of this Agreement;

(b)    load Product into trucks or barges, as directed by Customer;

(c)    provide all pumping and heating necessary for proper performance of each of the foregoing services including heating facilities, within existing Facility capabilities, adequate to maintain the temperature of Product normally maintained at a Terminal or as directed by Customer for the loading of trucks or barges;

(d)    handle, store, and test Product in accordance with the instructions and Specifications provided by Customer, as such may be updated from time to time and agreed upon by the Parties;

(e)    prepare all tank or vessel gauging reports, bills of lading, and other shipping papers and deliver copies thereof to Customer as required; and

(f)    keep records and accounts and make reports relating to Product received in storage, or withdrawn from storage and loaded into vessels from the Terminal, with such reports being provided to Customer on a monthly basis.

2.3    The Services will be performed in compliance with Applicable Law and in accordance with generally accepted terminalling practices. Owner may adapt its performance of the Services, although not to a standard less than commercially reasonable, in order (i) to be consistent with industry practices; (ii) to meet the requirements of Applicable Law; or (iii) to achieve the efficient utilization of the Terminal and Storage Tanks. In no event shall Owner accept Product in excess of the storage capacity of the Storage Tanks at the Terminal.

2.4    Customer agrees to perform the following duties with the use of the Terminal and the Storage Tanks during the Term of this agreement;

(a)    Customer shall provide to Owner, which can include electronic communications in the form of email, a SDS and other material information regarding the proper and safe means and methods of storing and handling Customer’s Product.

(b)    Customer agrees to execute in its name, pay for, and furnish to Owner all information and documents, which may be required by Applicable Law relating to the description, receipt, storage, dispatch, and scheduling in and out, handling or discharge of the Product, including, but not limited to, sludges, flushing materials, or other portions, admixtures, components or residues of, at, or from the Terminals of Owner.
(c)    Customer shall be responsible for advising Owner in writing of any changes in such requirements prior to the date such changes take effect, as well as any revised information and documents required. Customer acknowledges that it is responsible for providing Owner in writing, which can also include electronic communications in the form of email, with the processing instructions, the Specifications, and state agency quality control plan and quality assurance testing requirements relating to the manufacturing of any Product.
(d)     Customer shall be responsible for providing all Products and Storage Tank heels (when not already provided by Owner) used in the manufacturing, storing, and handling of Product. Customer also agrees to provide Owner with further information or advice upon request to assist Owner in performing its responsibilities for receipt, storage, and redelivery of Product.
(e)    Customer shall be responsible, in accordance with Section 4.3, for arranging and payment for all transportation of Product (excluding water used in manufacturing of Product) to and from the Terminals.
(f)    Customer Authorized Employee Representative(s) shall be available (i) on a reasonable basis during normal operating hours that match the Operating Hours during truck loading and (ii) during emergency events to consult with Owner on Services issues and questions, and to receive notifications of any modifications to or deviations from normal Services provided.
(g)     Owner shall not provide Services to Customer relating to any Product until such time as Owner has approved and Customer has, to the reasonable satisfaction of Owner, informed Owner about the product characteristics and safety precautions necessary to properly and safely handle and store the Product, which can also include electronic communication in the form of email.   Customer shall, in accordance with Section 7.4, provide Owner with an SDS for each Product prior to Owner providing Services for that Product and shall be responsible for providing all SDS and related documentation to Owner and to Customer’s customers and carriers.

2.5    Customer acknowledges that it is responsible for the content of the Specifications relating to the handling of any Product. Owner shall not be responsible for, and Customer shall indemnify and hold Owner harmless from and against, any Liability relating to Owner’s handling of the Product in compliance with the Specifications.

2.6    Except as provided below in this Section 2.6, each Party will maintain a true and correct set of records pertaining to its performance of this Agreement and will retain copies of all such records for a period of not less than two (2) years following termination or cancellation of this Agreement. Upon reasonable prior notice, a Party or its authorized representative may at its sole cost, during the Term of this Agreement and thereafter during the aforesaid two (2) year period, inspect such records of the other Party during normal business hours at the other Party’s place of business. Unless a Party has taken written exception to a statement or invoice within twelve (12) Months following the end of the year in which the statement or invoice is delivered, the statement or invoice shall be conclusively presumed to be true and correct.

Section 3.    Term.

The term of this Agreement (“Term”) begins on January 1, 2019, and continues until December 31, 2023.

Section 4.    Fees, Charges, Taxes, Disputed Amounts.

4.1    Customer will pay Owner the fees, rates, and charges set forth in Attachment A with respect to the Services. All such payments, as well as any taxes and other amounts to which Owner is entitled under this Agreement, shall be paid in accordance with the terms and conditions set forth in this Agreement.

4.2    All fees and charges reflected in Owner’s invoices are due and payable within thirty (30) days of the date of receipt of Owner’s invoice. Payment must be made by electronic wire transfer of same day available federal funds to Owner’s account and bank, both as indicated on Owner’s invoice. Invoices may be sent by electronic mail and telephone facsimile. Payments that are not disputed and that are not made within the agreed or designated terms shall bear interest from the original due date at the lesser of (i) the rate of 18% per annum and (ii) the highest rate allowed by Applicable Law. If Customer disputes any portion of an invoice, Customer must pay the undisputed portion of the invoice. Overdue amounts or disputed amounts that are resolved in favor of the Owner will accrue interest at the Interest Rate from the date that payment is due until paid in full and Customer will pay all of Owner’s reasonable, out-of-pocket costs (including reasonable attorneys’ fees and court costs) of collecting past due payments and late payment charges, whether or not suit is brought.

4.3    Customer will pay, and will indemnify and hold harmless Owner from and against, any and all sales, use, excise and similar taxes, fees or other charges and assessments imposed on the Services and the fees and charges therefor. Customer will also pay, and will indemnify and hold harmless Owner from and against, any ad valorem or property ownership taxes, if any, on Customer’s Product located at the Terminal or in the Storage Tanks and Customer’s other property, if any. Owner shall be responsible for and pay all other applicable taxes levied upon Owner, including its own income and franchise taxes and any property and ad valorem taxes levied on the Terminal and Storage Tanks.

Section 5.    Operations, Receipts and Deliveries.

5.1    Receipts and deliveries of Product will be handled within the normal business hours of the Terminal. Owner may, without Customer’s approval, make temporary changes in business hours or temporarily close any Terminal or Storage Tank because of an extraordinary event (“Temporary Event”); provided, however, that a Temporary Event shall not include events caused by failure of equipment that Owner is obligated to maintain pursuant to this Agreement. Owner will notify Customer of such Temporary Event in advance, or as soon after implementation as is practicable. Except as required pursuant to Sections 5.2, 10.1, or 19 of this Agreement, Owner will not be responsible for the payment of any costs incurred by Customer or its transportation carrier for any delay in receiving or delivering Product or any other costs or fees, including freight, car leases and demurrage, as a result of such Temporary Event.

5.2    As part of the facility, Owner shall make available to Customer facilities serving the Terminal for receiving and unloading of Product from Customer and loading Products to Customer or Customer’s carrier (such unloading and loading facilities, collectively, the “Loading Facilities”). The Loading Facilities, being used for purposes defined in Section 2.2, are available on a “first-come, first-served” basis. In no event will Owner be responsible for accruing any expense, including demurrage, for following Customer’s instructions for the Loading Facilities. Any demurrage shall be at Customer’s sole expense, unless and to such extent demurrage is established by Customer as caused by Owner’s gross negligence or willful misconduct. Owner and Customer agree to use reasonable efforts to minimize any demurrage that may be incurred by Customer in accordance with the foregoing. Customer acknowledges that Owner requires Third

Parties operating on Customer’s behalf and entering or accessing the Terminal to have separate access or service agreements with Owner. Owner will put in place agreements with any such Third Parties and Owner, at its sole discretion, will approve, negotiate and finalize such agreements. Owner will notify Customer of Third Parties operating on Customer’s behalf that are denied access to the Terminal.

5.3    Customer must arrange for and pay all costs related to the delivery of Customer’s Product to the Terminal and Third-Party costs from the Storage Tanks. Owner is not responsible for such Third-Party costs except as otherwise specifically provided herein. Unless otherwise provided by Owner in writing, Customer must provide notice reasonably acceptable to Owner containing all necessary instructions, including without limitation, the identity and quantity and any other specifications of the Product and the tentative date of delivery to the Terminal (“Scheduling Notice”). The Scheduling Notice may also be provided to Owner by Customer through electronic communications in the form of email. The Parties shall reasonably coordinate with each other in advance with regard to scheduling of all Product movements and the in-bound quality, volume, and grade, the times of delivery to Terminal, and all material movements prior to shipment of all Product delivered to Owner hereunder. Each Scheduling Notice delivered hereunder to Owner by Customer for deliveries of Product to a Terminal shall be sent to those individuals that Owner has specified to Customer to receive such Scheduling Notice for the applicable Terminal with respect to such Product delivery.

5.4    Upon receipt by Owner of instructions from Customer, Owner will deliver to Customer, or to such Third Parties as Customer may direct, the Product held by Owner in the Storage Tanks for the account of Customer. Customer is responsible for providing to Owner documentation required to authorize deliveries for or on its behalf from the Terminal.

5.5    Owner will provide the Services to Customer only with respect to Product. Customer will have access to the Terminal and Storage Tanks for other products only with prior written notice to and consent by Owner, such consent not to be unreasonably withheld, conditioned or delayed. Any other product approved by Owner will then become part of Product as defined in this Agreement. If a special method of providing the Services is required for the Product, then Customer must notify Owner in sufficient time to enable Owner to consider whether, in Owner’s sole discretion, it will accept the proposed changes in the method of delivering the Services and to take the necessary preparatory measures if it agrees with such changes. Absent such notice and absent Owner’s written approval with respect to a change in the Product to another Product or the method of delivering the Services, Owner will not be liable for losses, tank heels, line fill or damage incurred during the terminalling and storage of Product (except for losses and damages resulting from Product Loss), nor will Owner be obligated to provide such special Service. It is understood that the cost of any additional or special equipment required by Customer or of alterations made necessary by the nature of Product will be for the account of Customer, and Customer will be responsible for the expense of any necessary cleaning and restoration to their previous condition of the Terminal and Storage Tanks, including, without limitation, pumps, tank heels and loading facilities, unless otherwise explicitly stated in this Agreement. All fixtures, equipment, and appurtenances attached to the Storage Tanks will be installed by the Owner and will remain the property of Owner.

5.6    If any Storage Tank is damaged or destroyed by fire or other casualty, Owner will use reasonable efforts to make other storage tanks available to Customer at the monthly tankage fee as set forth in the applicable Schedules. If other storage tanks are unavailable, the monthly tankage fee, together with Owner’s requirement to handle the volume of Product in consideration of said monthly Storage Fee as set forth in the applicable Schedules, shall be reduced by a prorated amount equal to the tank capacity that is unusable by Customer for the purposes set forth herein. This abatement shall continue until the damaged or destroyed tank is repaired and ready for service, or until a substitute tank is provided and Owner is able to handle the required volume of Product. If, however, such tank is not damaged as a result of an event of Force Majeure and is not repaired and returned to its prior existing capacity within nine (9) Months after the date on which the damage or destruction occurred, and a substitute tank is not provided and Owner cannot handle the volume of Product in consideration, the Customer shall have the right to terminate that storage capacity from this Agreement upon written notice to Owner. Should such Storage Tank become repaired and returned to service after nine (9) Months, Customer shall have the right to add such Storage Tank to the applicable Schedule. If Customer does not add such Storage Tank to the applicable Schedules, Owner may lease such Storage Tanks to a Third Party or Third Parties. In the event the unavailability of a Storage Tank is a result of the negligence or willful misconduct of Customer, any of its Affiliates, or their respective employees, directors, officers, representatives, agents, or contractors, the reduction in Storage Fee shall not apply.
5.7    Owner may take any Storage Tank out of service during the Term in order to perform scheduled inspections, maintenance or repairs. If a Storage Tank is out of service for forty-five (45) days or less, Customer will be obligated to continue to pay the applicable Storage Fees during such 45-day period such Storage Tank is out of service. If a Storage Tank is out of service for more than 45 days for any reason other than Force Majeure or the negligence or willful misconduct of Customer, any of its Affiliates, or their employees, directors, officers, representatives, agents or contractors: (a) Owner, at Owner’s option and at Owner’s cost, may move Customer’s Product to substantially equivalent alternate tank(s) while the original Storage Tank is out of service, and Customer will continue to pay the applicable Storage Fees; (b) if Owner has not affected Customer’s capacity to receive or deliver Products while the Original Storage Tank is out of service, Customer will continue to pay any Storage Fee applicable to the original Storage Tank; or (c) after the 45 days that the Storage Tank is out of service, Customer’s obligation to pay the applicable Storage Fees will be reduced as provided herein to address the loss of capacity available. The abatement shall continue until the storage capacity is repaired and ready for service, or until substitute storage is provided, or until Customer’s need to receive or deliver Products is unaffected at the Terminal. In the event the unavailability of a Storage Tank is a result of the negligence or willful misconduct of Customer, any of its Affiliates, or their respective employees, directors, officers, representatives, agents or contractors, the reduction in Storage Fee shall not apply.

5.8    If any Governmental Authority requires installation of any improvement, alteration, or addition to any Terminal for purposes of compliance with Applicable Law, and if the installation would require Owner to make substantial and unanticipated capital expenditures, other than continued maintenance and capital expenditures not affected by such requirement, Owner will be entitled to impose a reasonable service surcharge (which surcharge may include the Owner’s cost of capital) in addition to the fees set out in Attachment A. Owner will notify Customer of (i) the cost of making any such improvement, alteration, or addition, after Owner’s efforts to mitigate such costs, (ii) when such improvement, alteration, or addition must be completed and (iii) the Owner’s reasonable estimate of the service surcharge related to the capital expenditure to be paid by Customer over the remaining Term.  In calculating the surcharge, Owner shall calculate the cost of the improvement, alteration, or addition and the surcharge using reasonable assumptions and estimates. In addition to actual capital and installation costs, the costs to be recovered through the surcharge will include engineering and interest expense (at a rate of ***% over the prime lending rate as reported in The Wall Street Journal on the date of completion of such installation) and subsequent reasonable expenses, if any, of operating or maintaining such installation as reasonably determined by Owner. Owner will not be required to make any improvements, alterations, or additions to the Terminal or the Storage Tanks in such circumstance, unless Customer agrees to pay the surcharge.
(a)    If Customer elects, after commercially reasonable negotiation with Owner in good faith, not to pay the surcharge and the Owner chooses not to pay for such improvement, alteration or addition, and if the Services are not reduced by Owner’s decision to forego such improvement, alteration or addition, then the terms and conditions of this Agreement shall remain in full force and effect, including those set forth in Attachment A.

(b)    If Customer elects, after commercially reasonable negotiation with Owner in good faith, not to pay the surcharge and the Owner would be required by the Governmental Authority to reduce or terminate the Services to be provided under this Agreement, then the Parties shall negotiate in good faith the charges to be assessed by Owner and paid by Customer for such reduced scope of services that can be provided at the Terminal in compliance with Applicable Law. If the Parties are unable to agree on the charges to be assessed by Owner and paid by Customer for the reduced scope of services within thirty (30) days after Owner’s notification to Customer as set forth in this Section 5.8, then this Agreement will terminate immediately with no further action by the Parties.
(c)    If Customer elects to pay the service surcharge, Owner shall proceed with the installation of the required improvement, alteration, or addition.  Owner will calculate the surcharge required to recover the portion of Owner’s costs for the improvement, alteration, or addition attributable to Customer’s use of the impacted portion of the Terminal and/or Storage Tanks. The portion of Owner’s costs to be recovered through the surcharge to Customer shall equal the percentage of total revenues from the impacted segment of the Terminal and/or Storage Tanks attributable to Customer’s use of such Terminal or Storage Tank segment for the six (6) full Months preceding the date of Owner’s notice to Customer for the cost of the improvement, alteration, or addition. Customer may pay the surcharge either (A) in equal monthly installments over the remaining Term, with each monthly installment payment increased by an interest component calculated on the surcharge at a rate of ***% over the prime lending rate as reported in The Wall Street Journal on the date of completion of such installation, or (B) by paying the surcharge in one lump sum within thirty (30) days after completion of the required improvement, addition, or alteration.
5.9    Owner will provide tank heels at the Terminal to the extent that it currently owns such tank heels, on a tank-by-tank basis. At any time during the Term, Customer may be required to provide a tank heel for various reasons, including but not limited to required maintenance, repairs, or inspection. To the extent that Owner does not own tank heels at the Terminal on a tank-by-tank basis, Customer will be responsible for providing tank heels. Owner or Customer, as applicable, will retain ownership of the tank heels it provides.
5.10    If, at any time during the Term, a complaint is made regarding offensive or obnoxious odors emitted from the Product delivered to or stored at the Terminal, or if such Products violate any applicable regulation relating to odor, Owner shall notify Customer of such complaint or violation. In such case, Owner and Customer shall cooperate in good faith to investigate and determine the source of the odor, and shall mutually determine the best method to abate such odor. If reasonable changes to the Product would fully or partially abate the odor, Customer shall make such reasonable changes to abate the odor. Owner shall not be obligated to accept Product reasonably known to have excessive potential for odor that may affect the Terminal’s property boundaries. If the Parties’ investigation determines that abatement of the odor requires the installation of additional equipment reasonably necessary to abate the odor (“Abatement Equipment”) Owner shall undertake procurement and installation of the Abatement Equipment. Customer shall be responsible for and shall pay to or reimburse Owner for the cost of (i) the investigation to determine the cause of such odor, and (ii) the Abatement Equipment ((i) and (ii), the “Abatement Costs”), up to a maximum of $*** in the aggregate. Owner shall be responsible for all Abatement Costs in excess of $***. Except to the extent a defect in or failure of any of the equipment at the Terminal is the cause of such odor issue, Customer shall indemnify, defend, and hold harmless Owner from and against any and all fines, assessments, damages, penalties, and other expenses, including reasonable attorneys’ fees and costs, incurred by Owner as a result of such odor. If a defect in or failure of any of the equipment at the Terminal is the cause of such odor issue, Owner shall indemnify, defend, and hold harmless Customer from and against any and all fines, assessments, damages, penalties, and other expenses, including reasonable attorneys’ fees and costs, incurred by Customer as a result of such odor. If at any time Customer desires to add Products to the Facilities in addition to those listed in Attachment B, such addition shall be subject to this Section 5.10.

Section 6.    Product Quality Standards and Requirements.

6.1    Customer warrants to Owner that all Product tendered by or for the account of Customer for receipt into the Terminal and Storage Tanks (i) conforms to the Customer processing instructions to meet Specifications for such Product at the time it is tendered, (ii) complies with industry standards and (iii) complies with all Applicable Law. Owner may rely upon the Specifications and representations of Customer, if any, set forth in the Scheduling Notice as to Product quality. Owner will not be obligated to receive Product into the Terminal and Storage Tanks that is contaminated or that otherwise fails to meet the Specifications, nor will Owner be obligated to accept Product that fails to meet Product grade, if any, set forth in the Scheduling Notice. Should Owner remove, clean, dispose of, or otherwise have to treat the Product for any water, contamination, or other materials to handle in or associated with the Product at any time, Customer shall pay or reimburse all costs and expense associated with such removal, cleaning, disposal, or treatment. Owner shall not remove or dispose of or otherwise treat the Product for any water, other material, or contaminants without the prior approval of Customer.

6.2    Owner may randomly test delivered Product to ensure it is not contaminated and otherwise meets the Specifications. If a vessel’s cargo of Product does not meet the Specifications or Owner has not provided a prior written waiver for unloading said Product, Owner shall contact a representative of Customer before unloading Product at the applicable Terminal and shall not unload such Product without first obtaining Customer’s approval. The Owner shall not be required to test all inbound Product on receipt, and Owner may rely on the Customer’s supplier’s bill of lading for content and grade. Customer may procure Product with the intention of blending with other Product to change the properties to meet specifications. Customer acknowledges and agrees that it shall be responsible for any reasonable delay costs (including, but not limited to, demurrage, transportation costs and energy costs) incurred by Owner for handling, re-delivering and/or waiting for Customer’s decision with respect to Product not meeting the Specifications. Customer understands it is responsible for all field performance issues related to any Product delivered by Customer to Owner and/or any Product delivered by Owner to Customer under this Agreement.

6.3    The quality of Product tendered into the Terminal and Storage Tanks for Customer’s account may be verified either by Customer’s laboratory analysis, or by an Independent Inspector’s analysis indicating that the Product so tendered meets the minimum Product Specifications. Such analysis may be conducted on a periodic basis in accordance with a quality compliance program implemented by Customer, which program shall be subject to the approval of Owner, which approval shall not be unreasonably withheld, conditioned or delayed. All costs associated with such compliance program shall be borne by Customer. Upon reasonable notice to Customer, Owner, at its expense, may sample any Product tendered to Owner for Customer’s account for the purpose of confirming the accuracy of the analysis.

6.4    Each Party may at all reasonable times and without unreasonable disruption to the other Party’s operations conduct appropriate tests to determine whether Product meets the applicable Specifications. Owner will be liable to Customer for Liability incurred by Customer by reason of contamination of Product occurring at the Terminal or in the Storage Tanks that causes the Product to fail to meet Specifications, but only to the extent such contamination involves a Product Loss. In all other cases, Customer shall indemnify Owner for any Liability incurred by Owner to parties who purchase Product from Customer.

Section 7.    Title, Custody, Measurement and Custody of Product.

7.1    Title and Custody. Customer warrants that it shall hold clear title to the Product delivered to Owner pursuant to this Agreement. Title to the Product will remain with Customer at all times subject to any lien in favor of Owner created under Applicable Law. Owner shall have custody and risk of loss of Customer’s Product beginning when such Product passes the flange connection at the Terminal between the delivering barge, tank truck or rail car and Owner’s receiving hose, if applicable, at the applicable Terminal and ending when Customer’s Product passes the last hard flange connection at the applicable Terminal into a barge, tank truck, or rail car for delivery to Customer, its customers or its other designees.

7.2    Measurement at Receipt.

(a)    Barges/River Tows. The quantity of Product received by Owner from Customer shall be determined by gauging the receiving tanks containing such Products, immediately before and after the unloading. If Customer requests that such measurement be conducted by a Third Party, Customer shall be solely responsible for all costs associated with such measurement.

(b)    Truck/Rail Cars. Owner will assume receipt of the volumes set forth on the designated bill of lading (“BOL”) of a delivery truck or rail car. Owner reserves the right, at its discretion, to randomly measure and/or meter (using commercially reasonable standards) the volume of Product actually delivered against the volume of Product set forth on the designated BOL of a delivering truck or rail car. Owner reserves the right to base receipt of volumes based on such random measurement if it deems appropriate.

(c)    Measurement Standards. All measurements shall be made in all respects in accordance with the applicable American Petroleum Institute standards, and all quantities, however measured, shall be (1) adjusted to volume equivalents at 60ºF in accordance with Table No. 7 of the ASTM/IP Petroleum Measurements Tables as in effect at the time of the measurement, or other Tables as accepted by both Owner and Customer, and (2) converted into Tons on the basis of actual specific gravity at 60ºF, in accordance with that same Table.

7.3    Measurement of Storage Quantities. The quantities of Product in storage at any time at the Terminal shall be determined by gauges of the Storage Tank(s) or by count at the Terminal. All gauging of the Storage Tank(s) and count at the Terminal to measure Products in storage shall be taken by Owner’s personnel. Customer shall have the right to witness the gauging and counting or to provide an Independent Inspector to witness the gauging or counting.

7.4    Measurement at Delivery. Once Product has been loaded onto Customer’s designated transport for shipment out of the Terminal, Owner will provide the transport driver a BOL on behalf of Customer, as Customer’s limited agent, indicating the quantity (by weight), Product type, and the destination of the Product as determined by Customer and on a BOL form approved by or provided to Owner by Customer. Owner will issue the Customer’s BOL and such will be the official document verifying the quantity (by weight) of Product, delivered to Customer, or Customer’s designee, at the Terminal. Each BOL shall name Customer as the person delivering the goods for shipment and Customer will be the DOT shipper of record for all shipments out of the Terminal. Customer shall be responsible for providing all MSDS and related documentation to Owner and to Customer’s customers and carriers. Customer will make written notification of any discrepancies or exceptions to the information on any BOL within twenty (20) days of the BOL date.

Section 8.    Limitation of Liability and Damages.

8.1    The maximum Liability of Owner for Product Loss will not exceed, and is strictly limited to, the market value of the Product at the time of the Product Loss or immediately prior to its contamination. Owner may, in lieu of payment for Product Loss, replace such Product with Product of like grade and quality.

8.2    EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS WITH RESPECT TO CLAIMS OF THIRD PARTIES, THE PARTIES’ LIABILITY FOR DAMAGES HEREUNDER IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY, AND NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIFIC PERFORMANCE, LOST PROFITS, DIMINUTION IN VALUE OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF THIS AGREEMENT. EACH PARTY ACKNOWLEDGES ITS DUTY TO MITIGATE DAMAGES HEREUNDER.

Section 9.    Loading and Transporting Conditions.

9.1    Right to Reject Transport Vehicles and Refuse to Load/Transfer Under Unsafe Conditions. Owner reserves the sole right to reject any rail cars, trucks, transports, barges, vessels, or containers presented for loading which Owner reasonably believes would present an unsafe or potentially unsafe situation or condition, and Owner reserves the right, in its sole discretion, to refuse to load goods under any condition Owner deems unsafe, which is caused by, including but not limited to, drivers, personnel, equipment, minimum vessel size, quantity, and type, procedures, and/or weather conditions.

9.2    Compliance with Owner’s Designated Policies and Procedures. Customer agrees that it, including its contractors, agents, and employees, will comply with all of Owner’s safety regulations and rules when Customer, its contractors, agents, or employees are on Owner’s premises in connection with the performance of this Agreement.

9.3    Compliance with Hazmat Laws. Both Owner and Customer shall comply with all Applicable Law.

9.4    Accident Reporting and Emergency Response.

(a)    Product Release at Owner’s Terminal.
(i)    Reporting and Response Obligation. If a release of Customer’s Product occurs at Owner’s Terminal, as between Owner and Customer, Owner shall make all release notifications and reports that are legally required and shall also provide Customer with written notice of such legally required release notifications and reports within three (3) business days of making such notifications and reports. Further, as between Owner and Customer, Owner shall be responsible to perform any and all response actions required to address such releases on Owner’s Terminal.

(ii)    Financial Responsibility. Owner shall be financially responsible for all releases occurring at Owner’s Terminal with respect to Product in its custody; except that, to the extent a release of Product occurring on Owner’s Terminal while in Owner’s custody is caused by Customer or Customer’s contractors or agents, Customer shall indemnify Owner for all costs of response actions and remediation related thereto. Customer shall also indemnify Owner for all costs of response actions and remediation related to a release occurring at Owner’s Terminal if at the time of such release, the Product is in the custody of Customer or Customer’s contractors or agents; except that, to the extent such release is caused by Owner or Owner’s contractors or agents, Owner shall indemnify Customer for all costs of response actions and remediation related thereto. For purposes hereof, financial responsibility shall include responsibility for all Liabilities relating to environmental remediation and clean-up costs, and damages in connection with personal injuries, death or damage to property or the environment arising from or relating to the subject release.

(b)    Product Release Outside Owner’s Terminal.
(i)    Reporting and Response Obligation. If a release occurs while Customer’s Product is any place other than Owner’s Terminal, as between Owner and Customer, Customer or Customer’s agents or contractors shall make all release notifications and reports that are legally required and shall provide Owner with written notice of such release notifications and reports within three (3) business days of making such notifications and reports. Further, as between Owner and Customer, Customer shall be responsible for and shall clean up and take any and all response actions required to address all releases that occur while the Product is not on Owner’s Terminal.
(ii)    Financial Responsibility. Customer shall be financially responsible for all releases occurring at any place other than Owner’s Terminal. For purposes hereof, financial responsibility shall include responsibility for all Liabilities relating to environmental remediation and clean-up costs, and damages in connection with personal injuries, death or damage to property or the environment arising from or relating to the subject release.

Section 10.    Product Loss and Product Gain.

10.1    Subject to Section 2.5, during such time as Owner has custody of the Product pursuant to Section 7.1, Owner will indemnify Customer against, and is responsible for, any Product Loss that occurs while the Product is in Owner’s custody at the Terminal or remains in the Storage Tanks. In the event of the foregoing Product Losses, the total quantity of net Product Loss of Customer’s receipts at the termination of the Agreement will be determined and Owner will reimburse Customer. In no way shall Owner have claim to any product gain at the Terminal. Other than pursuant to Section 20, Owner shall have no responsibility for any loss, damage, or injury to persons or property (including the Product) arising out of possession or use of the Product, except to the extent that such loss, damage, or injury involves a Product Loss.

10.2    Each Month, Owner will use the measurement procedures set out in Section 7.3 to determine the amount of Product located at the Terminal or in the Storage Tanks.

Section 11.    Force Majeure.

11.1    If either Party is unable to perform or is delayed in performing, wholly or in part, its obligations under this Agreement, other than the obligation to pay funds when due, as a result of an event of Force Majeure, that Party may be excused from such performance by giving the other Party prompt written notice of any event that is or in the reasonable estimation of the affected Party, could become an event of Force Majeure with reasonably full particulars thereof. The obligations of the Party giving notice, so far as such obligations are affected by the event of Force Majeure, will be suspended during, but not longer than, the continuance of the event of Force Majeure beginning with the time that the event first occurs and continuing until the effects of the Force Majeure Event have been remedied. The affected Party must act with commercially reasonable diligence to overcome or remedy the event of Force Majeure and resume performance as quickly as possible. Once the event of Force Majeure is remedied, the affected Party shall notify the other Party that the event of Force Majeure no longer affects such obligations. If Owner is excused from providing service pursuant to this Agreement due to an event of Force Majeure, the fees hereunder, not already due and payable, that are directly affected by such Force Majeure event will be excused or proportionately reduced, on a daily basis, for so long as the Owner’s performance is excused due to the event of Force Majeure.

11.2    The requirement that any Force Majeure event be remedied with all reasonable diligence shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party claiming excuse due to an event of Force Majeure contrary to its wishes.

Section 12.    Inspection of and Access to Terminal.

12.1    Customer shall have the right during Owner’s normal business hours and after reasonable notice to Owner so as not to disrupt the operations of the Terminal or the Storage Tanks or Owner’s other operations (i) to make periodic operational inspections of the Terminal and Storage Tanks, (ii) to conduct audits of any pertinent books and records, including those related to receipts, deliveries, and inventories of Product and (iii) to conduct physical verifications of the amount of Product delivered to the Terminal and stored in the Storage Tanks or at the Terminal. Customer’s right and that of its authorized representatives to inspect the Terminal and Storage Tanks will be exercised by Customer in a way that will not unreasonably interfere with or diminish Owner’s control over or its operation of the Terminal or Storage Tanks and will be subject to reasonable rules and regulations promulgated by Owner. Parties agree that any overpayments discovered and substantiated shall be paid within thirty (30) days after written notice to the other Party from whom such payment is sought.

12.2    Customer acknowledges that any grant of the right of access to the Terminal and Storage Tanks under this Agreement or under any document related to this Agreement is a grant of a license only and shall convey no interest in or to the Terminal or Storage Tanks or any part of it, and may be withdrawn by Owner at its discretion at any time.

Section 13.     Maintenance.

Owner shall be responsible for the maintenance and repair of the Terminal. Owner will maintain and operate the Terminal in accordance with the equipment manufacturer’s standards and/or industry practices.
Section 14.    Assignment.

No Party hereto may assign this Agreement, in whole or in part, except with the prior written approval of each other Party, which approval shall not be unreasonably withheld, delayed, or conditioned; provided, however, that Owner may assign, without the prior written consent of Customer, part or all of its rights and obligations hereunder to one or more subsidiaries that are directly or indirectly wholly-owned by Owner or to any person or entity which purchases or is otherwise a successor in interest to Owner’s right, title, and interest in the Terminal; provided, further, that Customer may (i) with the prior written consent of Owner (which shall not be unreasonably withheld, conditioned or delayed), assign all of its rights and obligations hereunder to any Person which purchases or is otherwise a successor in interest to Customer, provided such Person assumes in writing the obligations of Customer under this Agreement, and (ii) assign in part only its right to receive the Services hereunder to any Person, (A) that is an Affiliate of Customer (without the prior written consent of Owner), or (B) that is not an Affiliate of Customer (with the prior written consent of Owner, which shall not be unreasonably withheld, conditioned or delayed), provided that Customer shall act as the sole agent for any such Person described in this clause (ii) for all purposes under this Agreement, including making any representations and warranties of Customer on behalf of such Person and Owner shall have no recourse against such Person described in this clause (ii) and shall look solely to Customer for performance of the obligations of Customer hereunder. No such assignment by Customer of its rights or obligations hereunder shall relieve Customer of any of its obligations hereunder, including payment obligations.

Section 15.    Notice.

All notices and other communications given pursuant to this Agreement shall be in writing and sent by email, facsimile, or overnight courier to the respective Party’s address set forth on Attachment A and to the attention of the person and department indicated. A notice given by email or facsimile shall be deemed to have been received when transmitted to the other Party (if, in the case of email, confirmed by the receiving Party’s email system as received and opened, and if by fax confirmed by the notifying Party’s transmission report). A notice given by overnight courier shall be deemed to have been received when the notice is actually delivered to or refused by the other Party, as reflected in the courier company’s delivery records. Any notice received after 5:00 p.m. is not deemed received until 11:00 a.m. the following business day. A Party may change its address, email or facsimile number by giving written notice in accordance with this Section, which change is effective upon receipt.

Section 16.    Compliance with Law and Safety.

16.1    Customer warrants that the Product tendered by it has been and will be produced, transported and handled in full compliance with all Applicable Law. Owner warrants that the services provided by it under this Agreement are and will be in full compliance with all Applicable Law. Each Party also warrants that it may lawfully receive and handle the Product, and it will furnish to the other Party any evidence required to provide compliance with Applicable Law and to file with applicable Governmental Authorities reports evidencing such compliance with Applicable Law.

16.2    Customer will furnish Owner with written information (including any applicable SDS) concerning the safety and health aspects of the Product received, terminalled, or stored under this Agreement. Customer will make available such information to all persons who request copies of such information, including without limitation, Owner’s agents and contractors.

Section 17.    Default and Remedies.

17.1    Events of Default. Notwithstanding any other provision of this Agreement, an event of default (“Default” or “Event of Default”) shall be deemed to occur with respect to a Party when:
(a)    Such Party fails to make payment to the other Party when due under this Agreement, within ten (10) Business Days of a written demand therefor.
(b)    Other than a Default described in Sections 16.1(a) and (c), such Party fails to perform any obligation or covenant to the other Party under this Agreement, which failure is not cured to the reasonable satisfaction of the other Party within thirty (30) days from the date that such Party receives written notice that corrective action is needed or, if such default is of a nature that it cannot reasonably be cured within thirty (30) days, such Party fails to commence to cure same within such thirty (30) days period and continuously pursue such cure thereafter to completion with reasonable diligence.
(c)    Such Party becomes a Bankrupt.
17.2    Remedies. Notwithstanding any other provision of this Agreement, upon the occurrence of an Event of Default with respect to either Party (the “Defaulting Party”), the other Party (the “Performing Party”) shall in its sole discretion, in addition to all other remedies available to it and without incurring any Liabilities to the Defaulting Party or to Third Parties, be entitled to do one or more of the following: (a) suspend its performance under this Agreement without prior notice to the Defaulting Party, (b) proceed against the Defaulting Party for damages occasioned by the Defaulting Party’s failure to perform, and (c) upon one (1) Business Day’s notice to the Defaulting Party, terminate and liquidate this Agreement. Notwithstanding the foregoing, in the case of an Event of Default described in Section 17.1(d), no prior notice shall be required.

17.3    Non-Exclusive Remedy. The Performing Party’s rights under this Article 16 shall be in addition to, and not in limitation or exclusion of, any other rights that it may have (whether by agreement, operation of law or otherwise), including any rights and remedies under any applicable Uniform Commercial Code. The Performing Party may enforce any of its remedies under this Agreement successively or concurrently at its option. No delay or failure on the part of a Performing Party to exercise any right or remedy to which it may become entitled on account of an Event of Default shall constitute an abandonment of any such right, and the Performing Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default. All of the remedies and other provisions of this Article 17 shall be without prejudice and in addition to any right of setoff, recoupment, combination of accounts, lien or other right to which any Party is at any time otherwise entitled (whether by operation of law, in equity, under contract or otherwise).
17.4    Subject to any lien rights Owner has with respect to the Product, upon any termination of this Agreement, Customer shall remove or cause to be removed all Product from the Terminal and Storage Tanks. In the event Customer has not removed or caused to be removed all Product on the date that this Agreement is terminated, Owner at its sole discretion may elect to have the Product removed from the Terminal, and Customer agrees to reimburse Owner for the actual costs of such removal, which shall include the expense of any necessary cleaning and restoration to their previous condition of the Terminal and Storage Tanks, plus a *** percent (***%) administrative fee.

17.5    Each Party’s obligations under this Agreement shall end as of the effective date of its termination in accordance with this Agreement; provided, however, that each Party shall remain liable to the other hereunder with respect to (a) any obligations accruing under this Agreement prior to the effective date of such termination, including any indemnification obligations provided hereunder or (b) as otherwise provided in this Agreement. Notwithstanding anything in this Agreement to the contrary, Sections 2.6, 8, 10.1, 14.5, 19, 20, and 21 shall survive the expiration or termination of this Agreement.

Section 18.    Insurance.

18.1    Owner’s Insurance. Owner, at its sole cost and expense, shall procure and maintain in full force and effect during the Term of this Agreement and any extensions thereto the following types of insurance and in the amounts indicated:

(a)    Worker’s Compensation & Employer’s Liability. Statutory benefits covering all of Owner’s employees, contractors and subcontractors engaged in providing work or services under this Agreement. The policy shall also be endorsed to provide a Waiver of Subrogation in favor of Customer. Owner shall also maintain Employer’s Liability coverage with limits of at least $1,000,000 for bodily injury caused by any accident - each accident; $1,000,000 bodily injury caused by disease - policy limit; and $1,000,000 bodily injury caused by disease - each employee.

(b)    Commercial General Liability Insurance: Such insurance shall include coverage for premises liability, personal & advertising injury, products and completed operations liability, property damage and contractual liability insurance. Coverage shall be on an “occurrence form” with limits of at least $5,000,000 per occurrence (use of primary and excess limits to achieve the total required limit is acceptable as long as all excess insurance follows form over the underlying). The policy(ies) shall be endorsed to name Customer as “additional insureds” and the coverages for the “additional insureds” shall be primary and non-contributory before any other insurance or self insurance, including deductible, maintained by or provided to the Customer. The policy(ies) shall also be endorsed to provide a Waiver of Subrogation in favor of Customer.

(c)    Terminal Operators’ Legal Liability Insurance: The limits of which shall be at least $5,000,000 per occurrence. The policy(ies) shall be endorsed to name Customer as “additional insureds”

and the coverages for the “additional insureds” shall be primary and non-contributory before any other insurance or self-insurance, including deductible, maintained by or provided to the Customer.

(d)    Pollution Liability Insurance: The limits of which shall be at least $10,000,000 for each incident and aggregate, including coverage for Third Party Claims of bodily injury and property damage both on-site and off-site, arising out of or involving directly or indirectly work or services of Owner which is the subject of this Agreement. The policy shall be endorsed to name Customer as “additional insureds” and this coverage shall be primary and non-contributory before any other insurance or self-insurance, including any deductible, maintained by the or provided to the Customer.

(e)    Automobile Liability Insurance: Applicable to all of Owner’s owned, leased, hired or non-owned vehicles with a combined single limit of at least $1,000,000 for any one loss. The policy shall be endorsed to name Customer as an “additional insured” and this coverage shall be primary and non-contributory before any other insurance or self-insurance, including any deductible, maintained by or provided to Customer. The policy shall also be endorsed to provide a Waiver of Subrogation in favor of Customer. If hauling Product the policy shall be endorsed with Broadened pollution coverage using ISO endorsements CA-99-48 and MCS-90.

18.2    Customer’s Insurance. Customer, at its sole cost and expense, shall procure and maintain in full force and effect during the term of this Agreement and any extensions thereto the following types of insurance and in the amounts indicated:

(a)    Commercial General Liability Insurance: Including coverage for premises liability, personal and advertising injury, products and completed operations liability, sudden and accidental pollution, property damage and contractual liability insurance. Coverage shall be on an “occurrence form” with limits of at least $5,000,000 per occurrence (use of primary and excess limits to achieve the total required limit is acceptable as long as all excess insurance follows form over the underlying). The policy(ies) shall be endorsed to name Owner as “additional insureds” and the coverages for the “additional insureds” shall be primary and non-contributory before any other insurance or self insurance, including deductible, maintained by or provided to the Owner. The policy(ies) shall also be endorsed to provide a Waiver of Subrogation in favor of Owner.

18.3    Additional Insurance Requirements. With respect to the coverages required pursuant to Sections 17.1 and 17.2 above:
(a)    Each insurance policy must be maintained with an insurance company having an A.M. Best Financial Strength Rating of A-, VIII or higher.
(b)    Each Party shall cause the issuing insurance company to provide at least thirty (30) days prior written notice to the other Party of any cancellation or non-renewal, except that ten (10) days notice shall apply in the case of cancellation for non-payment of premium.
(c)    No less than five (5) business days prior to the start of any work or services performed for Customer or prior to the Commencement Date of this Agreement (whichever occurs first), each Party shall furnish to the other Party original certificates of insurance evidencing the insurance coverage required of such Party pursuant to this Section 17. The certificates of insurance shall show the other Party as “certificate holder” and “additional insured” as required by the above insurance requirements using the specific wording indicated and showing the primary and non-contributing coverage. No later than the renewal date of any insurance policies required by this Agreement, each Party shall supply the other Party with new, original certificates of insurance in compliance with the terms of this Agreement.

Section 19.    Compliance.

All Customer trucks, common carriers, and other Third Parties used by Customer in accessing the Terminal will be required to meet Owner’s reasonable approval. Owner’s requirements for approval shall include meeting Owner’s insurance requirements and execution of a terminal access agreement provided by Owner. All Customer trucks, common carriers, and other Third Parties used by Customer in accessing the Terminal will also be required to comply with all of Owner’s health, safety, training, loading procedures, and environmental procedures in place at the Terminal.

Section 20.    Indemnity.

20.1    Indemnity. Subject to Section 8, each Party (“Indemnifying Party”) shall indemnify and hold the other Party, its Affiliates, and their employees, directors, officers, representatives, agents, and contractors (collectively, the “Indemnified Party”) harmless from and against any and all Liabilities, regardless of whether such Liabilities are attributable to the strict liability of the Indemnified Party, to the extent arising from the Indemnifying Party’s (i) breach of this Agreement, (ii) negligence or willful misconduct of it, its Affiliates, and their employees, directors, officers, invitees, representatives, agents, or contractors in connection with the performance of such Party’s obligations under this Agreement, or (iii) failure to comply with Applicable Law with respect to the sale, transportation, storage, handling, or disposal of the Product, unless and to such extent that such Liability results from the Indemnified Party’s breach of this Agreement, negligence or willful misconduct, or failure to comply with Applicable Law. In addition, Customer shall indemnify and hold Owner, its Affiliates, and their employees, directors, officers, representatives, and agents, harmless from and against any and all Liabilities arising from the instructions and specifications for processing any Product provided in writing by Customer or the use of any Product by Customer or a Third Party, and all provisions of this Section 19 shall apply to such indemnity unless and to such extent that such Liability results from Owners breach of this Agreement, negligence, gross negligence, willful misconduct, or failure to comply with Applicable Law.

20.2    No Third Party Rights. The Parties’ obligations to defend, indemnify, and hold each other harmless under the terms of this Agreement shall not vest any rights in or be enforceable by any Third Party, whether a Governmental Authority or private entity, nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement. The terms of this Agreement are enforceable only by the Parties and their permitted successors and assigns, and no Third Party, including a member of Owner, shall have a separate right to enforce any provision of this Agreement, or to compel any Party to comply with the terms of this Agreement.

20.3    Notice. The Indemnified Party shall notify the Indemnifying Party as soon as practicable after receiving notice of any claim or proceeding brought against it that might give rise to an indemnity claim under this Agreement (“Third Party Claim”) and shall furnish to the Indemnifying Party the complete details within its knowledge. Any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations except to the extent, if any, that the Indemnifying Party shall have been materially prejudiced by reason of such delay or failure.

20.4    Claims. The Indemnifying Party shall have the right to assume the defense, at its own expense and by its own counsel, of any Third Party Claim; provided, however, that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding the Indemnifying Party’s appointment of counsel to represent an Indemnified Party, the Indemnified Party shall have the right to employ separate counsel reasonably acceptable to the Indemnifying Party, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if in the Indemnified Party’s reasonable judgment (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or defenses that are available to the Indemnified Party that are not available to the Indemnifying Party or (ii) the Indemnifying Party shall not have employed counsel to represent the

Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any claim or proceeding that the Indemnifying Party defends, including, if appropriate, making any counterclaim or cross-complaint. All reasonably incurred costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party.

20.5    Settlement. No Third Party Claim may be settled or compromised by (i) the Indemnified Party without the consent of the Indemnifying Party or (ii) by the Indemnifying Party without the consent of the Indemnified Party.

Section 21.    Confidentiality.

21.1    Confidential Information. The term “Confidential Information” means all nonpublic information, including technical information, trade or business secrets, or the like, disclosed by either Party to the other Party in carrying out the terms and purpose of this Agreement, either directly or indirectly, in writing, orally or by inspection of tangible objects (including without limitation written or printed documents, email correspondence and attachments, electronic files, and computer disks, whether machine or user readable). “Confidential Information” includes, without limitation, information relating to a Party's research, development, trade secrets, or business affairs that the Party treats as confidential. The Parties acknowledge and agree that any and all information regarding this Agreement, including without limitation the terms and conditions of this Agreement, shall be deemed to be Confidential Information. The term “Receiving Party” means a Party that receives Confidential Information of the other Party (“Disclosing Party”).

21.2    Restrictions on Disclosure. The Receiving Party shall maintain in confidence the Confidential Information so received and will not use such information, except to the extent permitted under this Agreement, to the detriment of the Disclosing Party, until such time as the Confidential Information so received enters the public domain other than by the act or omission of the Receiving Party. A Receiving Party shall limit disclosure of the Disclosing Party’s Confidential Information to those of its employees, subcontractors, attorneys, agents and consultants with a need to know the Confidential Information, subject to a nondisclosure obligation comparable in scope to this Section 20. Each Party shall protect the other Party’s Confidential Information using the same degree of care (but no less than a reasonable degree of care) that it uses to protect its own Confidential Information. The obligations imposed by this Section shall be unlimited in duration; provided, however, such obligations shall not apply to any Confidential Information that: (i) is or becomes publicly known through no fault of the Receiving Party; (ii) is developed independently by the Receiving Party prior to the date of disclosure; (iii) is rightfully obtained by the Receiving Party from a Third Party entitled to disclose the information without confidentiality restrictions or (iv) as required by Applicable Law or by regulation. A Receiving Party also may disclose Confidential Information to the extent required by a court or other Governmental Authority, provided that the Receiving Party promptly notifies the Disclosing Party of the disclosure requirement prior to disclosure and cooperates with the Disclosing Party (at the latter’s expense and at its request) to resist or limit the disclosure.

21.3    Injunctive Relief. Receiving Party acknowledges and agrees that a breach or threatened breach of the confidentiality obligations set forth herein may result in immediate and irreparable damage to the Disclosing Party for which there may be no adequate remedy at law, and, in such event, the Disclosing Party may seek appropriate injunctive relief. Disclosing Party’s pursuit of any remedy will not constitute a waiver of any other right or remedy available under this Agreement or under Applicable Law.

Section 22.    Miscellaneous.

22.1    Headings. The headings of the sections and subsections of this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.

22.2    Amendment or Waiver. This Agreement may not be amended, modified, or waived except by written instrument executed by officers or duly authorized representatives of the respective Parties. No waiver or failure of enforcement by any Party of any default by any other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner a release of the defaulting Party from, performance of any other provision, condition, or requirement herein, nor deemed to be a waiver of, or in any manner a release of the defaulting Party from, future performance of the same provision, condition, or requirement; nor shall any delay or omission of any non-defaulting Party to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.

22.3    Severability. Any provision of this Agreement that is prohibited or not enforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of the prohibition or lack of enforceability without invalidating the remaining provisions of this Agreement, or affect the validity or enforceability of those provisions in another jurisdiction or the validity or enforceability of this Agreement as a whole.

22.4    Entire Agreement and Conflict with Attachments. This Agreement (including Attachments) contains the entire and exclusive agreement between the Parties with respect to the subject matter hereof, and there are no other promises, representations, or warranties affecting it. The terms of this Agreement may not be contradicted, explained, or supplanted by any usage of trade, course of dealing, or course of performance and any other representation, promise, statement, or warranty made by either Party or their agents that differs in any way from the terms contained herein will be given no force or effect. In the case of any conflict between the body of this Agreement and any of its Attachments, the terms contained in the Attachments will govern.

22.5    Governing Law and Jurisdiction; Jury Trial Waiver. This Agreement will be construed and governed by the laws of the State of Oklahoma except the choice of law rules of that State that may require the application of the laws of another jurisdiction. Exclusive jurisdiction and venue is agreed to be the state or federal courts within the State of Oklahoma. Each Party irrevocably waives any right to a trial by jury in any proceeding related to this Agreement.

22.6    Counterparts. This Agreement may be executed in any number of counterparts each of which, when so executed and delivered (including by facsimile or electronic mail transmission), will be deemed original but all of which together will constitute one and the same instrument.

22.7    Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

22.8    Independent Contractor. In performing services pursuant to this Agreement, Owner is acting solely as an independent contractor maintaining complete control over its employees and operations. Neither Party is authorized to take any action in any way whatsoever on behalf of the other, except as specified in this Agreement, or in subsequent written agreements between the parties.

22.9    No Third-Party Beneficiaries. Except as provided in Section 19, nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including any limited partners of Blueknight Energy Partners, L.P.) other than the Parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

22.10    No Strict Construction. The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.

[Signature page follows.]

This Agreement has been executed by the authorized representatives of each Party as indicated below to be effective as of the Effective Date.

LESSOR:

BKEP MATERIALS, L.L.C.

By:	/s/ Mark A. Hurley
	Name:	Mark A. Hurley
	Title:	Chief Executive Officer

BKEP ASPHALT, L.L.C.

By:	/s/ Mark A. Hurley
	Name:	Mark A. Hurley
	Title:	Chief Executive Officer

LESSEE

ERGON ASPHALT & EMULSIONS, INC.

By:	/s/ J. Baxter Burns, II
	Name:	J. Baxter Burns, II
	Title:	President

Signature page to Storage, Throughput and Handling Agreement

ATTACHMENT A

Notices

If to Owner:

BKEP Materials, L.L.C.
6060 American Plaza Ste 600
Tulsa OK 74135
Phone: (918) 237-4000
Fax: (918) 237-4001
Attention: Chief Operating Officer

With copy to:

General Counsel
If to Customer:

Ergon Asphalt & Emulsions, Inc.
2829 Lakeland Drive, Suite 2000
Flowood, MS 39232
Phone: (601)933-3000
Fax: (601) 933-3363
Attention: J. Baxter Burns, II, President
E-Mail: baxter.burns@ergon.com

With a copy to:

Watson Heidelberg, PLLC
2829 Lakeland Drive, Suite 1502
Flowood, MS 39232
Phone: (601) 939-8900
Fax: (601) 932-4400
Attention: J. Kevin Watson
E-mail: kwatson@whjpllc.com

Fees for Storage and Terminalling Services; Reimbursement of Energy Costs

(a)    Storage Fee: For all periods on or after January 1, 2019, Customer will be obligated to pay for storage capacity at the Terminal each Month, subject to Sections 5.6 and 5.7. The storage fee shall be equal to $*** per Contract Year (“Storage Rate”), as may be adjusted as provided in this Attachment A. The Storage Rate shall be paid in advance in equal monthly installments.

Owner acknowledges that on December 21, 2018, Customer prepaid the Storage Fees for the months of January, February and March, 2019, in the amount of $***. Additionally, Customer has paid to Owner upon execution of this Agreement the sum of $*** in prepayment of the Storage Fees for the months of April, May, June, July, August and September, 2019. These payments represent a discounted prepayment of Storage Fees for the months indicated and are non-refundable in the event of termination of this Agreement prior to date through which payments have been made.

Attachment A-1

(b)    Reimbursement of Energy Costs: Customer shall reimburse Owner for all energy costs (e.g., electricity, fuel oil, natural gas, steam) applicable to the Services provided hereunder at the Terminal. Energy costs will be based upon the determination of Owner of the portion of Terminal energy costs applicable to the Services provided hereunder. Energy costs will be invoiced monthly for the prior Month’s energy usage as available.

Adjustments:

All fees will be escalated January 1, 2020 and will be escalated every January 1st thereafter such that the prior year escalated fee is multiplied by the percentage change, if any, in the Consumer Price Index - All Urban Consumers - all items less food and energy (U.S. city average base 1982-84 = 100) ("CPI"), as published by the Bureau of Labor Statistics of the United States Department of Labor, for the last two calendar years for which data is available based on the average of the monthly CPI data for November to October of the most current year available compared to the same months of the prior year (“CPI Adjustment”). In no event shall any of the fees de-escalate.

Invoices

Customer shall pay the Storage Fee outlined in this Attachment A in advance each Month based upon the then-current Storage Fee. For any periods less than one full calendar month, the monthly Storage Fee will be prorated for the actual days of occupancy. Owner shall invoice Customer for all other fees on a monthly basis or upon the expiration of a Contract Year, as applicable. All invoices shall be paid in accordance with Section 3.2 of the Agreement.

Operating Hours

The operating hours of the Terminal shall be: (i) 12 hours per day with the specific starting time to be agreed upon by the Parties, Monday to Friday seasonally, excluding all Owner recognized holidays, or (ii) as otherwise mutually agreed upon by the Parties. Owner will provide overtime for Customer as needed outside of the Terminal operating hours set forth above at the following rates:

(i)     Monday through Friday - $*** per hour or portion thereof per employee with a four hour daily minimum per employee unless (i) the beginning of such overtime period is within two hours of the beginning of the normal operating hours of the Terminal or (ii) the end of such overtime period is within two hours of the end of the normal operating hours of the Terminal, in each case, there shall be no daily minimum hour requirement.

(ii)     Saturday, Sunday and holidays - $*** per hour or portion thereof per employee with a four-hour daily minimum per employee.

Terminal

Terminal means the Product Storage Tanks and related equipment of Owner located at Port 33, Oklahoma.

Storage Tanks

Storage Tanks means Tank #120-5, 48-1, 48-3, 24-2, and 20-6.

Attachment A-2

ATTACHMENT B

Products

If any Product handled hereunder fails to meet the Specifications provided by Customer pursuant to this Attachment B, Owner shall cease shipment of such Product and notify Customer within a reasonable time period of such non-conformity and await further instructions from Customer regarding such non-conformity. In no event shall Owner be responsible for any non-conformity caused by any action or omission of Customer.

Owner makes no representation or warranty, express or implied, except that the Product it delivers hereunder shall have been handled in accordance with Customers instructions as set forth on this Attachment B. Owner MAKES NO OTHER WARRANTY, EXPRESSED OR IMPLIED, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Product

Asphalt cements

With the following specifications:

Closed Cup Flash Point of 275°F or above

Attachment B